Exhibit 99.1

BJ’s Restaurants, Inc. Reports Financial Results for the Third Quarter of Fiscal 2008

HUNTINGTON BEACH, Calif.--(BUSINESS WIRE)--October 23, 2008--BJ’s Restaurants, Inc. (NASDAQ:BJRI) today reported financial results for the third quarter of fiscal 2008 that ended on Tuesday, September 30, 2008.

Total revenues increased approximately 19% to $95.8 million compared to $80.4 million for the same quarter last year. Net income and diluted net income per share for the quarter ended September 30, 2008, were $2.0 million and $0.08, respectively.

“We continue to have strong confidence in BJ’s ability to steadily gain market share in the estimated $90 billion casual dining segment of the restaurant industry over the longer term,” commented Jerry Deitchle, Chairman and CEO. “The BJ’s restaurant concept remains one of the most approachable, higher-quality and higher-energy concepts with great value for the consumer in the casual dining segment today, and our leverageable growth and support infrastructure is solidly in place. With only 80 restaurants open today, the vast majority of our restaurant growth remains ahead of us. While we have never felt better about the factors in our business that are within our control, our challenge for the next year or so will be to successfully navigate through the many uncontrollable events and factors in the current operating environment that are impacting the short-term operating results and expansion plans of most casual dining restaurant companies.”

Comparable restaurant sales decreased by approximately 1.0% during the quarter ended September 30, 2008, which was up against a strong 5.6% increase achieved in the same quarter last year. “Several factors impacted our comparable restaurant sales result this quarter, including the July 4th holiday shift (approximately 0.5%) and restaurant closures due to Hurricane Ike (approximately 0.5%),” said Deitchle. “Absent these two factors, we believe that our comparable restaurant sales would have been flat for the quarter just ended, which represents a very respectable performance in these highly volatile times and, in particular, given that over half of our restaurants are located in the states of California and Arizona where the current economic slowdown had been quite pronounced. In spite of all of these uncontrollable factors, we were pleased that our comparable restaurant sales for the quarter outperformed the Knapp-Track™ benchmark for casual dining comparable sales, which is estimated to be down approximately 3.8% for the September quarter.”

Compared to the same quarter last year, diluted net income per share for the quarter ended September 30, 2008, was also impacted by the following items: approximately $0.02 due to estimated lost sales, operating profit and property damages from Hurricanes Gustav and Ike that were in excess of our property and business interruption insurance coverage; approximately $0.03 due to higher utilities and marketing expenses; approximately $0.02 due to higher preopening costs associated with six new restaurant openings compared to four openings; a benefit of approximately $0.03 due to a reduction of our estimated incentive compensation liability for this year; and a benefit of approximately $0.01 due to a lower effective tax rate.

The Company successfully opened a record six new restaurants during the third quarter of 2008, including one that was successfully moved forward from an originally expected opening in the fourth quarter. Initial sales volumes for these six new restaurants continue to meet or exceed the Company’s expectations. “In addition to our Tacoma, WA opening on October 13, 2008, we currently plan to open two more restaurants in densely populated, mature ‘home court’ trade areas during November 2008 – one in Chula Vista, CA, and the other in Newark, CA,” said Deitchle. “As a result, we will successfully achieve our stated goal to open as many as 15 new restaurants this year and increase our total restaurant operating weeks by over 20%. This outstanding accomplishment reflects the strength and quality of our development and restaurant operations teams.”

Many retail projects have been delayed or canceled by developers due to the slowing economy, the “credit crunch” and the reduced expansion plans of many retailers and restaurant companies. This has impacted the short-term availability of quality sites in the Company’s new restaurant development pipeline. “BJ’s four-wall economics are sound, and they support a continued steady pace of new restaurant expansion,” said Deitchle. “However, we depend on major retail project developers to provide us with a predictable supply of quality sites, and this supply is now more constrained. The hallmark of BJ’s new restaurant development program has always been AAA-quality locations in mature, densely populated trade areas with premier co-tenants that create maximum consumer synergy. We will maintain this discipline in our expansion plan. As of today, we currently anticipate our growth in total restaurant operating weeks during 2009 to be in the approximate range of 15% to 18%. After we complete our full annual business planning cycle for 2009 during the next couple of months, we will announce the expected number of new restaurants for the upcoming year and refine our expected operating week growth target if necessary. The entire BJ’s team is excited to open more BJ’s restaurants next year and further increase our market share.”

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its third quarter earnings release today, October 23, 2008, at 5:00 p.m. (Eastern Time). The Company will provide an Internet simulcast of the conference call. To listen to the conference call, please visit the “Investors” page of the Company's website located at http://www.bjsrestaurants.com several minutes prior to the start of the call to register and download any necessary audio software. An archive of the presentation will be available for 30 days following the call.

BJ's Restaurants, Inc. currently owns and operates 80 casual dining restaurants under the BJ's Restaurant & Brewery, BJ's Restaurant & Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrées and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (42), Texas (13), Arizona (5), Colorado (3), Oregon (2), Nevada (2), Florida (4), Ohio (2), Oklahoma (2), Kentucky (1), Indiana (1), Louisiana (1) and Washington (2). The Company also has a licensing interest in a BJ's restaurant in Lahaina, Maui. Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales growth in future periods, those regarding the effect of new sales-building initiatives, as well as those regarding the number of restaurants expected to be opened in future periods and the timing and location of such openings. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effect of recent credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (ii) our ability to manage an increasing number of new restaurant openings, (iii) construction delays, (iv) labor shortages, (v) minimum wage increases, (vi) food quality and health concerns, (vii) factors that impact California, where 42 of our current 80 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our handcrafted beers and energy, (xiii) trademark and servicemark risks, (xiv) government regulations, (xv) licensing costs, (xvi) beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) limitations on insurance coverage, (xx) legal proceedings, (xxi) other general economic and regulatory conditions and requirements, (xxii) the success of our key sales-building and related operational initiatives and (xxii) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. BJ's Restaurants, Inc. undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Further information concerning the Company’s results of operations for the third quarter 2008 will be provided in the Company’s Form 10-Q filing, to be filed with the Securities and Exchange Commission by November 9, 2008.

For further information, please contact Greg Levin of BJ’s Restaurants, Inc. at (714) 500-2400.

BJ’s Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 30,		October 2,		September 30,		October 2,
	2008		2007		2008		2007

Revenues	$95,751	100.0%	$80,388	100.0%	$274,800	100.0%	$230,896	100.0%
Costs and expenses:
Cost of sales	24,298	25.4	20,515	25.5	69,221	25.2	58,866	25.5
Labor and benefits	33,460	34.9	27,692	34.4	96,621	35.2	81,400	35.3
Occupancy & operating expenses	21,916	22.9	16,276	20.2	58,739	21.4	44,890	19.4
General and administrative	5,683	5.9	6,388	7.9	20,077	7.3	19,363	8.4
Depreciation and amortization	4,992	5.2	3,850	4.8	13,744	5.0	10,337	4.5
Restaurant opening expense	2,673	2.8	1,964	2.4	6,015	2.2	5,178	2.2
Loss on disposal of assets	–	–	–	–	351	0.1	2,004	0.9
Natural disaster & related expense	446	0.5	–	–	446	0.2	–	–
Total costs and expenses	93,468	97.6	76,685	95.2	265,214	96.6	222,038	96.2
Income from operations	2,283	2.4	3,703	4.8	9,586	3.4	8,858	3.8

Other income:
Interest income, net	284	0.3	779	1.0	1,310	0.5	2,604	1.1
Other income, net	79	0.1	47	0.1	280	0.1	371	0.2
Total other income	363	0.4	826	1.1	1,590	0.6	2,975	1.3
Income before income taxes	2,646	2.8	4,529	5.9	11,176	4.0	11,833	5.1

Income tax expense	606	0.6	1,416	1.8	3,123	1.1	3,820	1.7

Net income	$2,040	2.2%	$3,113	4.1%	$8,053	2.9%	$8,013	3.4%

Net income per share:
Basic	$0.08		$0.12		$0.31		$0.31

Diluted	$0.08		$0.12		$0.30		$0.30

Weighted average number of shares outstanding:
Basic	26,496		26,238		26,403		26,135

Diluted	26,746		26,931		26,733		26,866

Selected Consolidated Balance Sheet Information
(Dollars in thousands)

Balance Sheet Data (end of period):	September 30, 2008 (unaudited)	October 2, 2007 (audited)

Cash and cash equivalents	$2,851	$7,871

Investments (1)	$33,926	$42,425

Total assets	$317,005	$265,054

Total long-term debt, including current portion	$7,000	$–

Shareholders’ equity	$232,123	$215,921

(1) Investments are comprised of auction rate securities classified as available for sale and recorded at their fair value as of September 30, 2008. As disclosed in previous periodic reports, due to significant disruptions in the market for auction rate securities, the Company may be required to make adjustments in the reported fair value of these instruments in future quarterly periods.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 30,	October 2,	September 30,	October 2,
Supplemental (Unaudited) Information (2)	2008	2007	2008	2007

Comparable restaurant sales % change	-1.0%	5.6%	-0.1%	6.6%
Restaurants opened during period	6	4	12	9
Restaurants open at period-end	79	64	79	64
Restaurant operating weeks	997	809	2,805	2,299

(2) Excludes the one licensed restaurant.

Reconciliation of Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company has included the following non-GAAP financial measures in this press release or in the webcast to discuss the Company's financial results for the third quarter which may be accessed via the Company's website at http://www.bjsrestaurants.com: (i) non-GAAP net income, and (ii) non-GAAP basic and diluted net income per share. Each of these non-GAAP financial measures is adjusted from results based on GAAP to exclude certain expenses and gains. As a general matter, the Company uses these non-GAAP measures in addition to and in conjunction with results presented in accordance with GAAP. Among other things, the Company uses such non-GAAP financial measures in addition to and in conjunction with corresponding GAAP measures to help analyze the performance of its core business. In addition, the Company believes that such non-GAAP financial information is provided by its competitors and such information is used by analysts and others in the investment community to analyze the Company's results and in formulating estimates of future performance and that failure to report these non-GAAP measures, could result in confusion among analysts and others and a misplaced perception that the Company's results have underperformed or exceeded expectations or the results of its competitors.

These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company's results of operations and the factors and trends affecting the Company's business. However, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP net income and non-GAAP basic and diluted net income per share exclude the effects of (i) stock-based compensation expense, (ii) loss on disposal of certain assets and (iii) natural disaster and related expense. In addition, non-GAAP net income and non-GAAP diluted net income per share reflect an adjustment of income tax expense associated with exclusion of the foregoing expense items. The adjustment of income taxes is required in order to provide management and investors a more accurate assessment of the taxes that would have been payable on net income, as adjusted by exclusion of the effects of the above listed items. The Company believes that presentation of measures of net income and diluted net income per share that exclude these items assists management and investors in evaluating the period over period performance of the Company's ongoing core business operations because the expenses are either non-cash or non-routine in nature. Additionally, although the sizes of the Company’s grants of various equity awards are within the Company's control, the amount of stock compensation expense varies depending on factors such as short-term fluctuations in stock price and volatility which can be unrelated to the operational performance of the Company during the period in question and generally is outside the control of management during the period in which the expense is recognized. Moreover, the Company believes that the exclusion of stock-based compensation in presenting non-GAAP financial measures is useful to investors to understand the impact of the expensing of stock-based compensation to the Company's net income and net income per share in comparison to prior periods as well as to its competitors. Furthermore, the Company believes the exclusion of natural disaster and related expenses (Hurricanes Gustav and Ike) is appropriate and useful to investors in light of the fact that such expenses are, by their nature, extraordinary and non-recurring. Finally, with the respect to the exclusion of charges relating to the disposal of certain assets and to charges related to the natural disaster and related expense, the Company believes that presentation of a measure of non-GAAP net income and net income per share that excludes such charges is useful to management and investors in evaluating the performance of the Company’s ongoing operations on a period-to-period basis and relative to the Company’s competitors.

The Company believes disclosure of non-GAAP net income and non-GAAP basic and diluted net income per share has economic substance because expenses associated with disposal of assets and natural disasters are infrequent in nature. In addition, the loss on disposal of assets and stock based compensation expenses do not represent current cash expenditures. A material limitation associated with the use of this measure as compared to the GAAP measures of net income and diluted net income per share is that they may not be comparable with the calculation of net income and diluted net income per share for other companies in the Company's industry. The Company compensates for these limitations by providing full disclosure of the effects of this non-GAAP measure, by presenting the corresponding GAAP financial measure in this release and in the Company’s financial statements and by providing a reconciliation to the corresponding GAAP measure to enable investors to perform their own analysis.

(Unaudited, dollars in thousands except for per share data)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 30,		October 2,		September 30,		October 2,
	2008		2007		2008		2007

Net income as reported	$2,040	2.2%	$3,113	4.1%	$8,053	2.9%	$8,013	3.4%
Stock-based compensation:
Labor and benefits	177	0.2	188	0.2	606	0.2	511	0.2
General and administrative	636	0.7	562	0.7	1,861	0.7	1,656	0.7
Loss on disposal of assets	–	–	–	–	351	0.1	2,004	0.9
Natural disaster and related expense	446	0.5	–	–	446	0.2	–	–
Tax effect - stock-based compensation	(186)	(0.2)	(235)	(0.3)	(689)	(0.3)	(703)	(0.3)
Tax effect - loss on disposal of assets	–	–	–	–	(98)	–	(667)	(0.3)
Tax effect - natural disaster and related	(102)	(0.1)	–	–	(125)	–	–	–
Non-GAAP net income	$3,011	3.3%	$3,628	4.7%	$10,405	3.8%	$10,814	4.6%

Basic net income per share:	$0.08		$0.12		$0.31		$0.31
Stock-based compensation	0.03		0.03		0.09		0.08
Loss on disposal of assets	–		–		0.01		0.07
Natural disaster and related expense	0.02		–		0.02		–
Tax effect - stock-based compensation	(0.01)		(0.01)		(0.03)		(0.03)
Tax effect - loss on disposal of assets	–		–		–		(0.02)
Tax effect - natural disaster and related	–		–		–		–
Non-GAAP basic net income per share	$0.12		$0.14		$0.40		$0.41

Diluted net income per share:	$0.08		$0.12		$0.30		$0.30
Stock-based compensation	0.03		0.03		0.09		0.08
Loss on disposal of assets	–		–		0.01		0.07
Natural disaster and related expense	0.02		–		0.02		–
Tax effect - stock-based compensation	(0.01)		(0.01)		(0.03)		(0.03)
Tax effect - loss on disposal of assets	–		–		–		(0.02)
Tax effect - natural disaster and related	–		–		–		–
Non-GAAP diluted net income per share	$0.12		$0.14		$0.39		$0.40

CONTACT:
BJ’s Restaurants, Inc.
Greg Levin, (714) 500-2400